                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

                                CERTIFICATION AND
                      NOTICE OF TERMINATION OF REGISTRATION
                 UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE
             ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                                  Commission File Number 1-12898

                    SOURCE ONE MORTGAGE SERVICES CORPORATION
             (Exact name of registrant as specified in its charter)

      P.O. BOX 2005, FARMINGTON HILLS, MICHIGAN 48333-2005, (248) 488-8639
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                   8.42% CUMULATIVE PREFERRED STOCK, SERIES A
                   9.375% QUARTERLY INCOME CAPITAL SECURITIES
              (Subordinated Interest Deferred Debentures, Due 2025)
            (Title of each class of securities covered by this Form)

                                      NONE
              (Titles of all other classes of securities for which
          a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    [ ]         Rule 12h-3(b)(1)(i)     [X]
     Rule 12g-4(a)(1)(ii)   [ ]         Rule 12h-3(b)(1)(ii)    [ ]
     Rule 12g-4(a)(2)(i)    [ ]         Rule 12h-3(b)(2)(i)     [ ]
     Rule 12g-4(a)(2)(ii)   [ ]         Rule 12h-3(b)(2)(ii)    [ ]
                                        Rule 15d-6              [ ]

         Approximate number of holders of record as of the certification or notice date. None
              ----

         Pursuant to the requirements of the Securities Exchange Act of 1934, Source One Mortgage Services Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                 SOURCE ONE MORTGAGE SERVICES CORPORATION

Date:  June 4, 1999              By:  /s/ Michael C. Allemang
                                      -----------------------------------
                                      Michael C. Allemang
                                      Executive Vice President and
                                      Chief Financial Officer